Exhibit 99.1

Scholar Rock Announces Leadership Change

Nagesh Mahanthappa, Ph.D., MBA, Scholar Rock’s founding chief executive, returns as Interim Chief Executive Officer as CEO Tony Kingsley departs

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 3, 2021--Scholar Rock (NASDAQ: SRRK), a clinical-stage biopharmaceutical company focused on the treatment of serious diseases in which protein growth factors play a fundamental role, today announced that CEO Tony Kingsley has departed Scholar Rock and has also stepped down from the Board of Directors. Nagesh Mahanthappa, Ph.D., the founder and former chief executive of Scholar Rock has been appointed Interim CEO until a successor is named. Scholar Rock’s Board of Directors has initiated a search for a permanent CEO.

“We have great confidence in Scholar Rock’s ability to continue to execute on its operating plans and believe Nagesh’s extensive experience, and deep knowledge of Scholar Rock’s innovative science and clinical programs, will ensure a smooth transition of leadership. The Company remains well positioned to further our robust pipeline, including the upcoming Phase 3 trial for apitegromab in spinal muscular atrophy and the DRAGON Phase 1 trial for SRK-181,” said David Hallal, Chairman of the Scholar Rock Board of Directors. “We look forward to working closely with Nagesh and the rest of the executive team to identify a high-caliber, strategic executive with broad expertise from research through commercialization to lead the Company to the next level.”

Mr. Hallal added, “On behalf of the Board, I want to thank Tony for his meaningful contributions to the Company over the past year, during which Scholar Rock announced positive data from the TOPAZ Phase 2 trial for apitegromab in SMA, progressed SRK-181 development in patients with cancer, and solidified our financial position with a large financing. We wish him well in his future endeavors.”

“I am proud of what we have accomplished this past year as the Company prepares for the next set of opportunities and advancements in science and programs,” said Tony Kingsley. “Scholar Rock has tremendous prospects and I look forward to watching the Company’s success.”

“I am honored by the opportunity to return to Scholar Rock to lead the Company through this interim phase and continue the tremendous progress we’ve made towards bringing our potentially transformative therapies to patients,” said Nagesh Mahanthappa, Ph.D. “I look forward to continuing to work with the extraordinary team at Scholar Rock in executing key corporate objectives, including progressing late-stage development and pre-commercialization initiatives for apitegromab, investigating SRK-181’s ability to overcome resistance to immunotherapies, and continuing to drive our innovative science and build our portfolio of product candidates.”

About Scholar Rock

Scholar Rock is a clinical-stage biopharmaceutical company focused on the discovery and development of innovative medicines for the treatment of serious diseases in which signaling by protein growth factors plays a fundamental role. Scholar Rock is creating a pipeline of novel product candidates with the potential to transform the lives of patients suffering from a wide range of serious diseases, including neuromuscular disorders, cancer, and fibrosis. Scholar Rock’s approach to targeting the molecular mechanisms of growth factor activation enabled it to develop a proprietary platform for the discovery and development of monoclonal antibodies that locally and selectively target these signaling proteins at the cellular level. By developing product candidates that act in the disease microenvironment, the Company intends to avoid the historical challenges associated with inhibiting growth factors for therapeutic effect. Scholar Rock believes its focus on biologically validated growth factors may facilitate a more efficient development path. For more information, please visit www.ScholarRock.com or follow Scholar Rock on Twitter (@ScholarRock) and LinkedIn (https://www.linkedin.com/company/scholar-rock/).

Scholar Rock® is a registered trademark of Scholar Rock, Inc.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Scholar Rock’s future expectations, plans and prospects, including without limitation, Scholar Rock’s expectations regarding its growth, strategy, progress and timing of its clinical trials for apitegromab, SRK-181, and other product candidates and indication selection and development timing, its cash runway, the ability of any product candidate to perform in humans in a manner consistent with earlier nonclinical, preclinical or clinical trial data, and the potential of its product candidates and proprietary platform. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify such forward-looking statements. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include preclinical and clinical data, including the 12-month top-line results from the Phase 2 trial of apitegromab, are not predictive of, are inconsistent with, or more favorable than, data generated from future clinical trials of the same product candidate, including the planned Phase 3 trial of apitegromab in SMA, Scholar Rock’s ability to provide the financial support, resources and expertise necessary to identify and develop product candidates on the expected timeline, the data generated from Scholar Rock’s nonclinical and preclinical studies and clinical trials, information provided or decisions made by regulatory authorities, competition from third parties that are developing products for similar uses, Scholar Rock’s ability to obtain, maintain and protect its intellectual property, the success of Scholar Rock’s current and potential future collaborations, including its collaboration with Gilead, Scholar Rock’s dependence on third parties for development and manufacture of product candidates including to supply any clinical trials, Scholar Rock’s ability to manage expenses and to obtain additional funding when needed to support its business activities and establish and maintain strategic business alliances and new business initiatives, and the impacts of public health pandemics such as COVID-19 on business operations and expectations, as well as those risks more fully discussed in the section entitled "Risk Factors" in Scholar Rock’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as well as discussions of potential risks, uncertainties, and other important factors in Scholar Rock’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statements represent Scholar Rock’s views only as of today and should not be relied upon as representing its views as of any subsequent date. All information in this press release is as of the date of the release, and Scholar Rock undertakes no duty to update this information unless required by law.

Contacts

Scholar Rock Contacts:
Investors
Catherine Hu
chu@scholarrock.com

Media
Ariane Lovell
Finn Partners
ariane.lovell@finnpartners.com
917-565-2204